UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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International Paper Company

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European Works Council

Plenary Session – 23-25 April 2024

Crowne Plaza, Leonardo Da Vincilaan 4, Diegem, 1831, Belgium

Executive Summary

Plenary Session - 24 April 2024

The EMEA EWC of International Paper met in Brussels from 23 to 25 April 2024 and held its first plenary session of the year. Although the agenda was rather full, the Management wished to begin the meeting by examining the intention of IP to acquire DS Smith. Ksenia Sosnina explained that the possible combination of DS Smith and International Paper was for the company a unique opportunity to enlarge the business and added that if the corporate management board had agreed to make a takeover offer it was partly due to the fact that the EMEA region is, for IP, the second-largest profit pool in the world, and she seized the occasion to thank IP EMEA’s workers for the results of the past year. She went on, explaining that the intention was to create a winning position and to achieve new levels of synergies, new levels of service for the customers and new opportunities for the employees, and to create new value for the shareholders. She explained that the risks associated with the deal were considered fairly low, and confessed that she was not in a position to give detailed information at this stage since a lot of regulatory steps, approvals and formalities still needed to be done, received and carried out. She insisted that the decision had to be approved by the shareholders in a due manner, as well as by the regulators, including the antitrust authorities. She then explained the financing mechanism of the operation and pointed to the fact that until the acquisition completes, both companies, i.e. IP and DS Smith, would continue to operate independently in full competition.

Ksenia Sosnina added that she was unable to provide any further information for the moment, insisting that the transaction was only at the stage of an offer (and remained subject to shareholder and regulatory approvals).

Regarding the impact on IP of DS Smith’s indebtedness, John Sheehan said that there would not be any since IP would give 0.12 share of IP for every DS Smith share and DS Smith’s present debt would be added to IP’s debt. Ksenia Sosnina outlined that one more advantage of the combination with DS Smith was that the company had its own recycling chain and therefore had access to the critical resource needed by IP’s box plants. Ksenia Sosnina explained the share issuance mechanism, confirming that IP would not have to borrow money for the acquisition and indicated that there was no connection between the drop in IP’s share price and the takeover offer.

The wrap-up session, which took place, on 25 April, led the workers’ representatives to formulate a number of requests, the main one being the organisation of one or more extraordinary meetings to discuss DS Smith’s envisaged takeover. It was confirmed and repeated that there would be no closing of a deal without the legally required information and consultation.

European Works Council

Plenary Session – 23-25 April 2024

Crowne Plaza, Leonardo Da Vincilaan 4, Diegem, 1831, Belgium

Minutes

Plenary Session - 24 April 2024

IP Members:

❖	Ariane Goffin, General Counsel, EMEA

Guest speakers:

❖	Ksenia Sosnina – SVP & President IP EMEA, EMEA

❖	Shawn Lawson – VP & GM, European Packaging

❖	John Sheehan – CFO, EMEA

1.	Financial results and overall performance of the company – Ksenia Sosnina and John Sheehan

Ksenia Sosnina started speaking about the news that International Paper had announced recently, i.e. the combination of International Paper and DS Smith. ‘The rationale is pretty obvious’, she said. ‘The Europe, Middle East and Africa region is the second-largest profit pool in the world. And this is a unique opportunity for International Paper to enlarge this business.’ She seized the opportunity to thank IP EMEA’s workers for the results of the past year, ‘because they gave the confidence to our board to do this strategic step in this geography’. She went on, explaining that ‘the intention is to create the winning position and to achieve new levels of synergies, new levels of the service for our customers, new opportunities for our employees, and to create new value for our shareholders. If the deal goes through, we will be hopefully a leader in North America, as well also in Europe. The creation of value for the shareholders is one of the priorities.’ ‘The risks for the deal are considered fairly low, but of course,’ she warned, ‘there are a lot of regulatory steps, approvals and formalities still to be done. The decision has to be approved by shareholders in a due manner. It also has to be approved by the regulators, including antitrust authorities. IP will be issuing new shares because the combination is provided by an exchange of the new shares of IP for existing shares of the DS Smith. After all this is done, the new governance structure will be created, which will take the next decisions about the combined company. The combination and the transaction is governed by English law, which is a very complicated and very sophisticated legislation. We have to be compliant.’ She insisted that ‘it is very important to remember that until all these steps are done, we remain separate companies. So we do business as usual until all the steps are completed. Of course, there will be more information, but we cannot deliver more than what is public right now. We all remember that International Paper made several acquisitions, and there is no other company in our industry in the world that is so experienced in acquisitions and spins. I don’t remember that we ever had serious issues with the employees, including impacted employees.’ And she concluded, ‘We remain focused on our business, serving customers and going forward to this deal and to create new opportunities for our stakeholders.’

Ksenia Sosnina confirmed that IP would provide the information as soon as the next steps of the deal would be completed. The agreement between IP and DS Smith had been reached, but had not yet been approved by the shareholders and the regulators. Ariane Goffin promised that when additional pieces of information would be available, such as the combination scheme required under English law, the info would be sent to the EWC members. She added that any additional information would anyway be available on IP’s website since, pursuant to English law, it was compulsory to give public access to information to everybody at the same time.

Addressing the workers’ representatives’ concern about the impact of the measure on the workforce, Ksenia Sosnina explained that the estimates made so far only concerned the administrative staff. The impact on the workers was also governed by antitrust regulations. ‘So when we know the antitrust decisions,’ she said, ‘we will know whether production facilities might be impacted. We only have assumptions for the administrative staff.’

To a comment that was made by a representative on the combination, Ksenia Sosnina replied that the positive aspect of the absorption was the creation of synergies and additional profits and revenues for the company and the shareholders, from which the employees and workers would also benefit. Ksenia Sosnina confirmed that the results of International Paper needed improvement, and that the freezes, cost savings or other actions taken to improve the results had nothing to do with the potential combination, but only with IP’s shareholders’ expectations of better financial performance and better returns on the investments. ‘You cannot mechanically merge two companies and get out of the goals that you had before. All our goals remain in place. We have a budget for this year. We have priorities. So we just continue working as we are. It has nothing to do with the potential combination.’

Ksenia Sosnina confirmed that corrugated was a very competitive business everywhere. As to DS Smith, she added that the company had an EBITDA margin of 15% against 11% for IP. John Sheehan insisted that it should be clear that DS Smith is still a competitor and would remain a competitor until a deal is fully approved and completed. The decisions that they would be making in the UK or anywhere else would be completely independent of International Paper at this point.

John Sheehan repeated once again: ‘We do not have information yet and that is the situation. We need to get approval from the European Commission. We need to get approval from the US authorities. They will give their approval with their conditions. And until we get those approvals, with the appropriate conditions that they will outline, we have to follow, we can do nothing. So we need to wait for the process and the approvals with their feedback. And then we can address staff issues, but we need that information from them over probably the next 6 to 9 months before we can engage with anything, because we do not know what they are going to say’. Ariane Goffin went on: ‘There is no other information to give you. When the shareholders and authorities of all kinds approve or disapprove or set the conditions for the deal to be fulfilled, this will be shared. It is not that someone is withholding available information from anybody. That is for sure not the case. So far we have not filed for the antitrust authorities because there is a clean team with people that we can count on one hand or two hands who are exchanging information and allowed by the UK Takeover Panel to look at figures to file for the antitrust authorities. We do not have access to that information. When we do the filing, we will obviously consult with the potentially impacted—but hopefully not impacted—people’. Concerning Portuguese representation and the consultation issue mentioned by the Spanish representatives, she pointed out that according to the agreement, there should be a consultation as soon as 150 people in two Member States are impacted. But, she said, ‘so far, there is no projection or any information saying that there will be 150 employees impacted in two Member States. Obviously, DS Smith’s employees are going to do the consultation on their side because they are the ones being acquired by us. But IP employees, so far, we have not identified how 150 people in two Member States would be impacted by this transaction. So that’s why we say we are definitely committed to inform, to consult whenever we identify the information that we will need to consult or inform at the European level and at the local level. And we have always done it. So I think we all need to be patient and wait to see when we have the information, and then continue to have the discussion.’ Ksenia Sosnina agreed and summed up with the conclusion that ‘we are all aligned. We want this deal to happen and we are not going to do anything to jeopardise the deal. We want it and we are going, as always, to follow all the legislation and we are going to inform and consult wherever and when needed’.

John Sheehan insisted: ‘I just want to try and make clear where we are at in this process. International Paper has made an offer to DS Smith. We have made an offer. There is no agreement. It is an offer. So until the offer is approved by the shareholders of IP and DS Smith, it is nothing more than an offer. There is no deal yet. When the deal is done, we will be in a really good position to have information that we can access and we can share. DS Smith is a different company, and they compete with us. And if we were to have information of a competitor, it would be a criminal liability for me to share that with you. We had this meeting and we thought that it was a really good time to start sharing what we can, but that’s all we have for now. It’s just an offer. And just one extra point. This, if it goes through, will be the biggest ever investment International Paper have made in the European business, the biggest one they have ever made in this business for all of our employees.’

Concern was expressed about the increase in debt/EBITDA ratio and the risks could follow the possible takeover of DS Smith. Ksenia Sosnina replied that EBITDA was indeed a key ratio for any company. Regarding the DS Smith deal, she confirmed that it would not be financed from the debt or from the cash of IP, but from the issuance of new shares by IP in exchange of DS shares, i.e. from an exchange of ownership rights. Such a financing mechanism was neutral and would not create any new risk for IP’s financial health.

To a question asked about the intentions of IP, John Sheehan answered that anything that IP might or might not buy right now in Italy would in fact be included in the deal with DS Smith, which is much bigger than IP in Italy. One of the big benefits that IP saw in Italy with the potential merger with DS Smith was that they have a big mill in Lucca. As to the impact on IP of DS Smith’s debt, there would not be any since IP would give 0.12 share of IP for every DS Smith share. DS Smith’s present debt would be added to IP’s debt, such as DS Smith’s EBITDA and debt/EBITDA ratio could be added to those of IP. So, he concluded, ‘bigger business opportunities, more box plants, bigger business, more customers in Italy, in France, in Spain. That’s where we see most of the synergies, because we will have all that integration to keep all those mills full by using our box plants and their mills, because they have too much paper in Italy for their needs right now. And the debt/EBITDA ratio will be better combined than it is for IP today.’ Ksenia Sosnina added that one more advantage of DS Smith was that the company had its own recycling chain and therefore had access to the critical resource needed by IP’s box plant in Italy.

Questions were asked on how IP was going to finance the shares needed for the absorption of DS Smith, how IP was going to use the profits made, the reasons why DS would prefer IP to other competitors and the reasons behind the constant drop in IP’s share price. Ksenia Sosnina explained the share issuance mechanism, confirming that IP would not have to borrow money for that. As to the reasons why DS Smith would prefer IP to competition, she supposed that their choice was motivated by strategic arguments, i.e. the will to create a global company with access to US stock market capital.

Michal Karasinsky shared that he was not in a position to comment the future roadmap since no decision concerning the acquisition had been made so far.

The management assured that it would respect all the commitments imposed by the European legislation. In the meantime, it’s business as usual. ‘We have not identified anything that would lead us to say that we need to do a consultation. The information we have is that there is no impact for the majority of IP employees. There is no impact on your day- to-day so far.’ ‘If DS Smith’s employees have started their information and consultation process, it is because for them there will be a change of employer. The impact on IP’s employees as of today is not clear at all because so far we have not identified the impact on them. ‘We don’t know what [DS Smith] has provided as information to their employees, and they cannot give that to us because we are competitors.’ ‘As of today, beside what was publicly disclosed, we have not received any information on any potential impact on our employees. So we said when we will have that information, we will consult with you if required. In all the public documentation, it is clearly stated when and if we shall and will consult with employee representatives. So there will be no conclusion of a deal without any information and consultation where and when we need. That’s the commitment that we are taking with you, because we respect our employees and we respect the role that you have to convey that message with the employees.’ ‘But there is now no information that suggests that people need to be worried or that things are going to happen. We will get the information at the time that arrives and we will share it with you.’

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking” statements concerning future events and financial performance. All statements other than statements of historical fact or relating to present facts or current conditions are forward-looking statements, including any statements regarding guidance and statements of a general economic or industry-specific nature. Forward-looking statements give International Paper Company (“International Paper” or the “Company”)’s current expectations and projections with respect to the financial condition, results of operations, business and certain plans and objectives of the Company.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. These statements are based on assumptions and assessments made by the Company in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate, and therefore are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied by those forward-looking statements.

Forward-looking statements often use forward-looking or conditional words such as “anticipate”, “target”, “expect”, “forecast”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “will”, “continue”, “may”, “can”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) the ability of the Company and DS Smith Plc (“DS Smith”) to consummate the business combination in a timely manner or at all; (ii) the satisfaction (or waiver) of conditions to the consummation of the business combination; (iii) adverse effects on the market price of the Company’s or DS Smith’s operating results, including because of a failure to complete the business combination; (iv) the effect of the announcement or pendency of the business combination on the Company’s or DS Smith’s business relationships, operating results and business generally; (v) future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects; (vi) business and management strategies and the expansion and growth of the operations of the Company group or the DS Smith group; and (vii) the effects of government regulation on the business of the Company or the DS Smith group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are not guarantees of future performance and are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this document. All subsequent oral or written forward-looking statements attributable to the Company or DS Smith or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither the Company nor DS Smith undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, and Annual Report on Form 10-K for the fiscal year ended December 31, 2023, contains additional information regarding forward-looking statements and other risk factors with respect to the Company.

Additional Information

This document may be deemed to be solicitation material in respect of the business combination, including the issuance of new shares of common stock of the Company, par value $1.00 per share (the “Share Issuance”) in connection with the business combination. In connection with the Share Issuance, the Company expects to file a proxy statement on Schedule 14A, including any amendments and supplements thereto (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”). To the extent the Company effects the business combination as a scheme of arrangement under the laws of the United Kingdom, the Share Issuance would not be expected to require registration under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that the Company determines to conduct the business combination pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to the Share Issuance. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY,

THE BUSINESS COMBINATION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by the Company with the SEC at https://www.internationalpaper.com/investors.

Participants in the Solicitation

International Paper and its directors, officers and employees, including Mark S. Sutton, chairman of the board of directors, Jamie A. Beggs, Christopher M. Connor, Ahmet C. Dorduncu, Anders Gustafsson, Jacqueline C. Hinman, Clinton A. Lewis, Jr., Kathryn D. Sullivan, Scott A. Tozier, and Anton V. Vincent, all of whom are members of International Paper’s board of directors, as well as Andrew K. Silvernail, Chief Executive Officer and executive director, and Timothy S. Nicholls, Senior Vice President and Chief Financial Officer, may be deemed participants in the solicitation of proxies from International Paper’s stockholders in respect of the business combination, including the Share Issuance. Information regarding International Paper’s directors and executive officers is contained in (i) the “Directors, Executive Officers and Corporate Governance,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 of International Paper, which was filed with the SEC on February 16, 2024, (ii) the “Item 1 – Election of 9 Directors,” “Compensation Discussion & Analysis (CD&A),” and “Security Ownership of Management” sections in the definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders of the Company, which was filed with the SEC on April 2, 2024 and (iii) in International Paper’s Current Reports on Form 8-K filed with the SEC on May 16, 2024 and May 23, 2024, respectively. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement relating to the business combination when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Paper’s website at https://www.internationalpaper.com/investors.